Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Plus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,565,044,860(1)	$0.81	$1,267,686,336.60 (2)	$0.00015310	$194,083 (2)

	Total Offering Amounts					$1,267,686,336.60		$194,083

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$194,083

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Company’s shares of common stock on April 3, 2025 (a date within five business days prior to the initial filing of the registration statement), as reported by The Nasdaq Capital Market.